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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-108766 of CenterPoint Energy Houston Electric, LLC (the "Company") on Form S-4 of our reports dated February 28, 2003, May 15, 2003 as to the "Certain Reclassifications and Other Items" described in Note 1 (which reports express an unqualified opinion and include an explanatory paragraph relating to the Company's distribution of its ownership interest in certain subsidiaries on August 31, 2002), appearing in the Company's Current Report on Form 8-K filed May 16, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Houston, Texas
November 19, 2003